FOR IMMEDIATE RELEASE CONTACT: Ray Colonius
Nov. 5, 2010  (586) 783-4500

Forensic Analysis Finds No Irregularities at
Community Central Bank

Analysis Conducted Following Disappearance of Former CEO
Community Central Bank Enters into Consent Order with Regulators

MOUNT CLEMENS, Mich. — Community Central Bank Corp. (Nasdaq:CCBD) announced today that a forensic analysis of the bank’s operations conducted following the disappearance of its former CEO found no irregularities.

The analysis was conducted by independent accountants Plante & Moran, PLLC.  “The independent analysis did not identify any unauthorized or problematic transactions, or any circumvention of internal controls on the part of Mr. Widlak,” said Ray Colonius, Community Central Bank’s chief financial officer and acting CEO.  “We remain baffled and deeply saddened by the violent death of our friend and colleague.”

Community Central also announced it has entered into a Consent Order with the Federal Deposit Insurance Corporation (FDIC) and the Michigan Office of Financial and Insurance Regulation (OFIR). The order requires Community Central to take corrective measures in a number of areas to strengthen and improve the bank’s financial condition and operations.  The Consent Order is effective as of November 1, 2010.

 “Like many commercial real estate and business lenders, particularly in Michigan, our bank continues to face unprecedented challenges with the prolonged downturn in the economy and the steep decline in the values of the underlying real estate collateral of our loan portfolio,” Colonius said.

By entering into the Consent Order, the bank is directed and has agreed to increase board oversight and conduct an independent study of management, improve regulatory capital ratios, charge-off certain classified assets, reduce its level of loan delinquencies and problem assets, limit lending to certain borrowers, revise lending and collection policies, adopt and implement new profit, strategic and liquidity plans, and correct loan underwriting and credit administration deficiencies.

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Community Central Bank Corp.

The Consent Order also requires the bank to obtain prior regulatory approval before the payment of cash dividends or the appointment of any senior executive officers or directors.  The bank also is not allowed to accept brokered deposits without a waiver from the FDIC and must comply with certain deposit rate restrictions.

The Consent Order is the result of ongoing discussions between regulators and the Bank based on a regulatory examination conducted earlier this year.  The Consent Order will remain in effect until it is modified or terminated by the FDIC and the OFIR.  The Bank's customer deposits remain fully insured to the highest limit set by the FDIC.

“The Board and management are committed to doing everything possible to comply with the agreement,” Colonius said.

Community Central Bank Corp. is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates four full service facilities, in Mount Clemens, Rochester Hills, Grosse Pointe Farms and Grosse Pointe Woods, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Bank, operates locations servicing the Detroit metropolitan area, and Central and Northwest Indiana. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.

CAUTIONARY STATEMENT: This release contains forward-looking statements that are based on management’s current beliefs, expectations, plans and intentions. Such statements involve substantial risks and uncertainties. Our ability to fully comply with all of the requirements of our Consent Order, successfully implement new programs and plans, address regulatory issues, respond to declines in collateral values and credit quality, improve regulatory capital ratios, and improve profitability is not entirely within our control and is not assured.  The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry generally and Community Central Bank and Community Central Bank Corporation specifically are also inherently uncertain.  Failure to comply with the agreements in our Consent Order could result in further regulatory action which could have a material adverse effect on Community Central Bank Corporation and its shareholders. Forward-looking statements are not guarantees of future results and involve risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may materially differ from what may be expressed in or implied by our forward-looking statements. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of this release. Further information concerning our business and factors that could materially affect our financial results is included in our filings with the Securities and Exchange Commission, including but not limited to the risk factors described in our Annual Report on Form 10-K and other public documents filed with the Securities and Exchange Commission.

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